Exhibit 99 TCF Employees Stock Purchase Plan Financial Statements and Supplemental Schedules December 31, 2014, 2013 and 2012

TCF Employees Stock Purchase Plan Index – Financial Statements and Supplemental Schedules Page No. Report of Independent Registered Public Accounting Firm 1 Statements of Net Assets Available for Plan Benefits – as of December 31, 2014 and 2013 2 Statements of Changes in Net Assets Available for Plan Benefits - Years ended December 31, 2014, 2013 and 2012 3 Notes to Financial Statements 4 - 13 Supplemental Schedules: Schedule 1 – Schedule H, line 4i - Schedule of Assets (Held at End of Year) 14 Schedule 2 – Schedule H, line 4j - Schedule of Reportable Transactions 15

1 Report of Independent Registered Public Accounting Firm The Board of Directors of TCF Financial Corporation and The Plan Sponsor and Plan Administrator of the TCF Employees Stock Purchase Plan: We have audited the accompanying statements of net assets available for plan benefits of the TCF Employees Stock Purchase Plan (the “Plan”) as of December 31, 2014 and 2013, and the related statements of changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2014. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2014 and 2013, and the changes in net assets available for plan benefits for each of the years in the three-year period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles. Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. Supplemental Schedules 1 and 2 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole. /s/ KPMG LLP Minneapolis, Minnesota June 19, 2015

TCF Employees Stock Purchase Plan Statements of Net Assets Available for Plan Benefits 2 See accompanying notes to financial statements. As of December 31, 2014 2013 Assets: Investments at fair value: TCF Financial Stock Fund: TCF Financial Corporation common stock 139,602,632$ 142,854,383$ Cash and accrued interest receivable 53,101 68,127 Total TCF Financial Stock Fund 139,655,733 142,922,510 Mutual funds 104,305,675 90,569,901 Total investments 243,961,408 233,492,411 Contributions receivable 328,845 199,424 Notes receivable from participants 162 502 Total assets 244,290,415 233,692,337 Liabilities: Distributions payable to participants 228,564 226,209 Net assets available for plan benefits 244,061,851$ 233,466,128$

TCF Employees Stock Purchase Plan Statements of Changes in Net Assets Available for Plan Benefits 3 See accompanying notes to financial statements. Year Ended December 31, 2014 2013 2012 Investment income: Dividends 3,566,400$ 3,265,280$ 3,121,646$ Net appreciation/(depreciation): Realized gains /(losses) on distributions, sales and share class changes: TCF Financial Stock Fund 3,225,982 1,773,863 (2,569,662) Mutual funds 2,971,636 2,118,186 929,042 Pooled separate accounts - - 116,501 Change in unrealized (depreciation)/ appreciation of investments: TCF Financial Stock Fund (6,388,538) 34,083,097 18,135,147 Mutual funds 3,424,191 12,946,566 4,744,391 Total net appreciation 3,233,271 50,921,712 21,355,419 Deposits and contributions: Participant deposits 18,835,913 17,134,506 15,787,463 Employer cash contributions 9,661,244 8,941,888 8,059,894 Total deposits and contributions 28,497,157 26,076,394 23,847,357 Distributions: Withdrawals and distributions (24,269,218) (17,029,318) (15,420,552) Dividends (431,887) (472,032) (500,366) Total distributions (24,701,105) (17,501,350) (15,920,918) Administrative expenses - - (473) Increase in net assets available for plan benefits 10,595,723 62,762,036 32,403,031 Net assets available for plan benefits: Beginning of year 233,466,128 170,704,092 138,301,061 End of year 244,061,851$ 233,466,128$ 170,704,092$

TCF Employees Stock Purchase Plan Notes to Financial Statements 4 (1) Accounting Policies Basis of Presentation The financial statements of the TCF Employees Stock Purchase Plan (the “Plan”) have been prepared on the accrual basis of accounting. All investments of the Plan are stated at fair value. Purchases and sales of investments are recorded on a trade-date basis. The cost of Plan investments sold is determined by the average cost method. Distributions are recorded when paid. On November 30, 2011, TCF Financial Corporation (“TCF Financial”) acquired Gateway One Lending & Finance LLC (“GOLF”). Effective December 31, 2011, the Gateway One Lending & Finance 401(k)Plan (“GOLF Plan”) along with its assets of $1,438,555 was merged into the Plan. On April 3, 2012, the Plan liquidated the GOLF Plan participant investments held at Principal Financial Group for a total of $1,526,326. The total amount was then transferred to and invested in the Plan investment options available through Mercer Trust Company. Principal Financial Group is no longer a Plan trustee. Notes Receivable from Participants The Plan does not allow for loans to participants. Due to the GOLF Plan merger on December 31, 2011, the Plan held notes receivable from GOLF Plan participants as of year end. Notes receivable from GOLF Plan participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant notes receivable are reclassified as distributions. During 2014 and 2013 no notes receivable from participants were reclassified as distributed. Use of Estimates The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”) requires the Plan administrator to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the reported amounts of changes in net assets available for plan benefits during the reporting period. These estimates are based on information available to the Plan sponsor at the time the estimates are made. Actual results could differ from those estimates. Risks and Uncertainties The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for plan benefits. The Plan provides for investment in TCF Financial common stock. At December 31, 2014 and 2013 approximately 57% and 61% of the Plan’s total assets were invested in the common stock of TCF Financial, respectively. The underlying value of the TCF Financial common stock is entirely dependent upon the performance of TCF Financial and the market’s evaluation of such performance.

TCF Employees Stock Purchase Plan Notes to Financial Statements 5 Recent Accounting Developments In May 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2015-07, Disclosures for Investments in Certain Entities that Calculate Net Asset Value Per Share (or its Equivalent), which removes the requirement to categorize investments within the fair value hierarchy for which fair value is measured using the net asset value per share practical expedient provided by Accounting Standards Codification (“ASC”) 820, Fair Value Measurement. The adoption of this ASU will be required on a retrospective basis beginning with the Plan’s Form 11- K for the year ending December 31, 2016 with early adoption permitted. Management is currently evaluating the potential impact of this guidance on the Plan’s financial statements. (2) Employees Stock Purchase Plan The Plan is intended to meet the requirements of a stock bonus plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), an employee stock ownership plan under Section 4975(e) of the Code, and a qualified cash or deferred arrangement under Section 401(k) of the Code. Commencing July 1, 2012, the portion of the Plan that is invested in the TCF Financial Stock Fund is the Plan’s stock bonus portion, which is an employee stock ownership plan under Section 4975(e) of the Code, designed to invest primarily in TCF Financial common stock, and the portion of the Plan that is not invested in the TCF Financial Stock Fund is the Plan’s profit sharing portion; both portions are part of a plan that includes a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan continues to qualify under Section 401(a) of the Code. There is no impact to the Plan participants. The Plan is a tax-qualified contributory plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan sponsor is TCF Financial. For the years ended December 31, 2014 and 2013, Mercer Trust Company (“Mercer”) was the trustee of the Plan appointed to serve under the trust agreement. Record keeping administration of the Plan was managed by Mercer HR Services, LLC for the years ended December 31, 2014 and 2013. All full-time and part-time employees of TCF Financial and its subsidiaries are eligible to participate in the Plan. Participants may elect to invest, in increments of 1%, up to 50% of their covered pay on a tax deferred basis. Contributions of employees defined by the Code as “highly compensated” are limited based on an annual determination by TCF Financial. The aggregate contributions are subject to the limits imposed by the Internal Revenue Service (“IRS”). The maximum annual limit was $17,500 for 2014 and 2013 and $17,000 for 2012, respectively. The Plan allows participants age 50 or older to make “catch up” pre-tax contributions in excess of the IRS limits stated above. The maximum catch-up contribution was $5,500 for 2014, 2013 and 2012, respectively. Participating employers match the contributions at the rate of 50 cents per dollar for employees with one through four years of service up to a maximum company contribution of 3.0% of the employee’s covered compensation, 75 cents per dollar for employees with five through nine years of service up to a maximum company contribution of 4.5% of the employee’s covered compensation and $1 per dollar for employees with ten or more years of service up to a maximum company contribution of 6.0% of the employee’s

TCF Employees Stock Purchase Plan Notes to Financial Statements 6 covered compensation. Employer contributions are generally made in cash and can also be made in the form of TCF Financial common stock. All employee and employer contributions are invested in participant directed investments. Participants may elect to invest their employee account balance in any or all of the offered mutual fund investments or the TCF Financial Stock Fund. Employer matching contributions initially are invested in the TCF Financial Stock Fund, but participants may direct investment of employer matching contributions in available mutual funds; if a participant does not make a valid investment election with respect to any other contributions, including participant contributions, these contributions will be invested in the TCF Financial Stock Fund. The participating employers, at their discretion, may make additional contributions to the Plan, subject to an overall limit. These additional contributions, if any, are allocated to participants’ matching accounts in proportion to their respective percentage rate of matched contributions, subject to certain limitations. To date, no such contributions have been made. Participant contributions to the Plan are fully vested at all times. Participants’ interests in the employer matching contributions generally vest at the rate of 20% per year (with full vesting after five years of service). The Plan permits financial hardship withdrawals consistent with the safe harbor provisions of regulations issued pursuant to the Tax Reform Act of 1986. Dividends paid on the TCF Financial Stock Fund are reinvested in such fund or, at the election of the participant, may be paid in cash to the participant. Dividends paid from the mutual funds are reinvested in the mutual funds. Amounts which have been forfeited in accordance with the provisions of the Plan are available to use for payment of various Plan obligations according to the following hierarchy: reinstatement of participant accounts upon rehire, reduction of employer contributions and Plan administration expenses as defined. Other Plan obligations are paid directly by TCF Financial. Administrative expenses, which includes trustee, record keeper and audit fees, were paid by TCF Financial during 2014, 2013 and 2012 and totaled $553,220, $527,908 and $499,246, respectively. Any remaining forfeiture amounts are retained by the Plan to be used for payment of Plan obligations in future periods. The trustee redeposits to the Plan, on a monthly basis, all outstanding distribution checks which have not been cashed within nine months from date of issuance. During 2014 and 2013, TCF Financial received $18,122 and $24,586 of redeposited distributions from the trustee and reissued distribution checks to former participants totaling $15,766 and $16,570, respectively. As of December 31, 2014 and 2013, $228,564 and $226,209 of distributions were payable to former participants, respectively.

TCF Employees Stock Purchase Plan Notes to Financial Statements 7 Each participant may exercise voting rights for the TCF Financial common stock allocated to his or her Plan account. The Advisory Committee directs the voting of the shares of TCF Financial common stock allocated to participants’ accounts for which no direction is received from participants. Unallocated shares are voted in the same proportion as the allocated shares. TCF Financial has reserved the right to amend the Plan at any time and each participating employer may cease to participate in the Plan and stop offering the Plan at any time to its employees. In the event of termination of the Plan, participating employees become 100% vested in their employer matching account balances. (3) Income Tax Status TCF Financial has received a favorable tax determination letter from the IRS dated November 4, 2013, indicating that the Plan qualified under Sections 401(a) and 4975(e)(7) of the Code and met the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code, and the trust established thereunder is thereby exempt from federal income taxes under Section 501(a) of the Code. As such, the Plan’s assets are exempt from federal income tax, and participant tax-deferred contributions and amounts contributed by participating employers are not taxed to the employee until distributed from the Plan. Continued compliance with applicable provisions of the Code is required to maintain this tax-exempt status. Based on the tax exempt status of the Plan, there are no accruals for income tax uncertainties. The Plan administrator believes the Plan is no longer subject to income tax examinations for the years prior to 2011 and there are currently no audits for any tax period in progress.

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(4) Participating Employers Included in the Plan

The Plan is a pooled fund for certain participating employers, all of which are direct or indirect subsidiaries of TCF Financial. Participant deposits, employer contributions and the related net assets are as follows:

Participating Employer	Year Ended December 31, 2014 Participant Deposits at Cost	Year Ended December 31, 2014 Employer Contributions at Cost	At December 31, 2014 Net Assets
TCF National Bank *	$ 14,564,144	$ 7,487,675	$ 207,693,764
Winthrop Resources Corporation	782,379	545,822	12,486,460
Gateway One Lending & Finance, LLC	2,063,303	883,819	9,355,267
TCF Inventory Finance, Inc.	1,113,723	514,431	7,524,137
TCF Financial	181,812	141,346	4,338,125
TCF Portfolio Services, Inc.	99,266	65,120	1,236,247
TCF Agency, Inc.	20,293	14,786	825,759
TCF Insurance Agency, Inc.	-	-	463,892
Great Lakes Mortgage, LLC	10,993	8,245	138,200
Total	$ 18,835,913	$ 9,661,244	$ 244,061,851

Participating Employer	Year Ended December 31, 2013 Participant Deposits at Cost	Year Ended December 31, 2013 Employer Contributions at Cost	At December 31, 2013 Net Assets
TCF National Bank	$ 11,463,445	$ 6,125,633	$ 179,767,431
TCF Equipment Finance, Inc.	1,915,320	1,025,787	20,758,224
Winthrop Resources Corporation	751,597	534,117	12,101,492
Gateway One Lending & Finance, LLC	1,531,207	575,443	6,488,129
TCF Inventory Finance, Inc.	1,200,753	476,434	6,462,507
TCF Financial	165,524	136,477	5,300,100
TCF Portfolio Services, Inc.	77,954	48,843	1,179,262
TCF Agency, Inc.	18,952	13,424	819,868
TCF Insurance Agency, Inc.	-	-	475,321
Great Lakes Mortgage, LLC	9,754	5,730	113,794
Total	$ 17,134,506	$ 8,941,888	$ 233,466,128

Participating Employer	Year Ended December 31, 2012 Participant Deposits at Cost	Year Ended December 31, 2012 Employer Contributions at Cost	At December 31, 2012 Net Assets
TCF National Bank	$ 10,703,914	$ 5,680,408	$ 134,202,837
TCF Equipment Finance, Inc.	1,630,960	918,440	13,356,987
Winthrop Resources Corporation	885,949	558,842	9,268,664
TCF Inventory Finance, Inc.	1,051,013	385,970	3,940,971
TCF Financial	312,506	146,843	3,813,642
Gateway One Lending & Finance, LLC	1,085,436	279,692	3,561,012
TCF Portfolio Services, Inc.	87,872	71,157	1,476,338
TCF Agency, Inc.	20,311	13,791	607,434
TCF Insurance Agency, Inc.	-	-	395,196
Great Lakes Mortgage, LLC	9,502	4,751	81,011
Total	$ 15,787,463	$ 8,059,894	$ 170,704,092

*TCF Equipment Finance, Inc. merged with TCF National Bank on July 1, 2014.

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TCF Employees Stock Purchase Plan Notes to Financial Statements 9 (5) Investments The net unrealized appreciation of investments reflected in Plan total and net assets is as follows: The fair values of individual investments that represent 5% or more of the Plan’s net assets are as follows: As of December 31, 2014 Cost Fair Value Unrealized Appreciation TCF Financial Stock Fund: TCF Financial common stock 120,920,434$ 139,602,632$ 18,682,198$ Cash and accrued interest receivable 53,101 53,101 - Total TCF Financial Stock Fund 120,973,535 139,655,733 18,682,198 Mutual funds 80,727,299 104,305,675 23,578,376 201,700,834$ 243,961,408$ 42,260,574$ As of December 31, 2013 Cost Fair Value Unrealized Appreciation TCF Financial Stock Fund: TCF Financial common stock 117,783,647$ 142,854,383$ 25,070,736$ Cash and accrued interest receivable 68,127 68,127 - Total TCF Financial Stock Fund 117,851,774 142,922,510 25,070,736 Mutual funds 70,415,716 90,569,901 20,154,185 188,267,490$ 233,492,411$ 45,224,921$ Shares Fair Value Year ended December 31, 2014: TCF Financial common stock 8,785,593 139,602,632$ Vanguard Institutional Index Fund 149,545 28,214,589 Vanguard Mid-Cap Index Fund 786,420 26,573,146 Vanguard Small-Cap Index Fund 365,207 20,404,105 Vanguard Intermediate-Term Bond Index Fund 1,078,199 12,356,159 Year ended December 31, 2013: TCF Financial common stock 8,791,003 142,854,383$ Vanguard Institutional Index Fund 135,708 22,972,642 Vanguard Mid-Cap Index Fund 741,443 22,302,600 Vanguard Small-Cap Index Fund 351,022 18,502,387

TCF Employees Stock Purchase Plan Notes to Financial Statements 10 (6) Fair Value Measurement FASB ASC 820, Fair Value Measurements, defines fair value and establishes a consistent framework for measuring fair value and disclosure requirements for fair value measurements. Fair values represent the estimated price that would be received from selling an asset or paid to transfer a liability, otherwise known as an “exit price”. At December 31, 2014 and 2013, assets held in trust for the Plan included investments in publicly traded stock and mutual funds. The fair value of level 1 assets are based upon quotes from independent asset pricing services based on active markets, which are considered level 1 under FASB ASC 820 and are measured on a recurring basis. At December 31, 2014 and 2013, there were no assets measured on a recurring basis that are based on observable market prices (level 2) or company determined market prices (level 3). The following is a description of the valuation techniques and inputs used by the Plan to measure each major class of assets at the fair value: • TCF Financial Stock Fund: Valued at the closing price reported in the active market in which the individual securities are traded. • Mutual funds: Valued at the quoted net asset value (NAV) of shares held by the Plan at year-end in the active market in which the individual mutual funds are traded. As required by applicable authoritative accounting guidance, the level in the fair value hierarchy within which the fair value measurement of the asset in its entirety is classified is based on the lowest level input that is significant to the fair value measurement. The following table summarizes the Plan’s investment assets measured at fair value on a recurring basis: TCF Financial Stock Fund 139,655,733$ 142,922,510$ Mutual funds -Domestic equity 75,191,840 63,777,629 -Fixed income 12,356,159 10,687,308 -Money market fund 9,951,286 9,949,152 -International equity 6,806,390 6,155,812 Total at Fair Value 243,961,408$ 233,492,411$ Readily Available Market Prices (Level 1) As of December 31, 2014 As of December 31, 2013TCF's Categories

TCF Employees Stock Purchase Plan

Notes to Financial Statements

(7) Realized Gains (Losses) on Distributions, Sales and Share Class Changes

Participants can elect to receive distributions from the Plan in the form of cash or shares of TCF Financial common stock. Distributions, sales and share class changes (mutual funds) are as follows:

	Year Ended December 31, 2014			
	Number of Shares	Cost	Fair Value	Gains on Distributions and Sales
TCF Financial Stock Fund	1,420,301	$ 19,358,694	$ 22,584,676	$ 3,225,982
Mutual funds	24,848,716	34,002,225	36,973,861	2,971,636
	26,269,017	$ 53,360,919	$ 59,558,537	$ 6,197,618

	Year Ended December 31, 2013			
	Number of Shares	Cost	Fair Value	Gains on Distributions and Sales
TCF Financial Stock Fund	1,217,305	$ 16,178,492	$ 17,952,355	$ 1,773,863
Mutual funds	21,936,303	30,511,079	32,629,265	2,118,186
	23,153,608	$ 46,689,571	$ 50,581,620	$ 3,892,049

	Year Ended December 31, 2012			
	Number of Shares	Cost	Fair Value	(Losses)/ Gains on Distributions and Sales
TCF Financial Stock Fund	1,264,196	$ 16,895,078	$ 14,325,416	$ (2,569,662)
Mutual funds	21,567,259	29,302,101	30,231,143	929,042
Pooled separate accounts	66,946	1,406,548	1,523,049	116,501
	22,898,401	$ 47,603,727	$ 46,079,608	$ (1,524,119)

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TCF Employees Stock Purchase Plan Notes to Financial Statements 12 (8) Distributions and Forfeitures Cash and shares of TCF Financial common stock totaling $24,701,105, $17,501,350 and $15,920,918 were distributed in 2014, 2013, and 2012, respectively. In addition, at December 31, 2014 and 2013 there were $228,564 and $226,209 of distribution amounts paid to current and prior plan participants by check which had not yet been cashed. Outstanding distribution payments are shown as a liability reducing assets available for plan benefits. Forfeitures of unvested employer matching contributions were used to offset plan obligations as follows: Forfeitures to be used to offset future obligations are included in the Vanguard Prime Money Market Fund. If participants are rehired by a participating employer within five years of termination, unvested balances forfeited are returned to the participants’ accounts. Year Ended December 31, 2014 2013 2012 Total forfeitures during year 473,354$ 391,999$ 347,382$ Forfeitures carried over from previous year 11,332 5,472 4,827 Interest on forfeited amounts 46 93 79 Forfeitures used to reinstate employee balances (12,324) (11,232) (21,816) Forfeitures used to fund employer contributions (455,000) (375,000) (325,000) Forfeitures to be used to offset future obligations 17,408$ 11,332$ 5,472$

TCF Employees Stock Purchase Plan Notes to Financial Statements 13 (9) Reconciliation to Form 5500 The accompanying financial statements for 2014 and 2013 differ from the Form 5500, as filed with the Department of Labor, as follows: The following is a reconciliation of distributions paid to participants per the financial statements to Form 5500: (10) Party-in-Interest Transactions The Plan engages in transactions involving the acquisition or disposition of TCF Financial common stock. TCF Financial is a party-in-interest. These transactions are covered by an exemption from the “prohibited transactions” provisions of ERISA and the Code. During 2014 and 2013, TCF Financial did not purchase any shares of TCF Financial common stock from the Plan. During 2014 and 2013, the Plan purchased 1,240,316 and 1,267,296 shares, respectively, of TCF Financial common stock from TCF Financial for $19,725,518 and $18,392,247, respectively. The shares were purchased at current market prices with no commission fees. As of December 31, 2014 2013 Net assets available for plan benefits reported on the accompanying financial statements 244,061,851$ 233,466,128$ Liabilities including amounts due to participants (20,391) (14,168) Net assets available for plan benefits reported on Form 5500 244,041,460$ 233,451,960$ As of December 31, 2014 2013 Distributions to participants reported on the accompanying financial statements 24,701,105$ 17,501,350$ Add: Amounts allocated to withdrawing participants at year end 20,391 14,168 Less: Amounts allocated to withdrawing participants at the prior year end (14,168) (7,010) Distributions to participants reported on Form 5500 24,707,328$ 17,508,508$

14 Schedule 1 TCF Employees Stock Purchase Plan Schedule H, line 4i - Schedule of Assets (Held at End of Year) At December 31, 2014 *Parties-in-interest See accompanying Report of Independent Registered Public Accounting Firm. Cost Current Value * Corporate Stock TCF Financial common stock 8,785,593 shares 120,920,434$ 139,602,632$ Cash and accrued interest receivable 53,101 53,101 Total TCF Financial Stock Fund: 120,973,535 139,655,733 Mutual Funds Vanguard Institutional Index Fund 149,545 shares 19,922,839 28,214,589 Vanguard Mid-Cap Index Fund 786,420 shares 17,660,477 26,573,146 Vanguard Small-Cap Index Fund 365,207 shares 14,181,523 20,404,105 Vanguard Intermediate-Term Bond Index Fund 1,078,199 shares 12,303,718 12,356,159 Vanguard Prime Money Market Fund 9,951,286 shares 9,951,286 9,951,286 Vanguard Developed Markets Index Fund 558,817 shares 6,707,456 6,806,390 Notes Receivable from Participants Individual participant's loan maturing June 2015 Interest rate 5.25% - 162 Total 201,700,834$ 243,961,570$ Shares or Interest Rate Description of Investment including the Identity of Issuer, Borrower or Similar Party and maturity date if applicable

15 Schedule 2 TCF Employees Stock Purchase Plan Schedule H, line 4j - Schedule of Reportable Transactions Year Ended December 31, 2014 Series of Transactions (Involving One Security) Which Exceed 5% of Plan Assets: *Parties–in-interest See accompanying Report of Independent Registered Public Accounting Firm. Number of Amount of Description of Asset Purchases Sales Purchases Sales Cost Net Gain TCF Financial Stock Fund * 435 980 22,495,482$ 22,584,676$ 19,358,694$ 3,225,982$